Exhibit 99.3

Gopher Protocol Announces Completion and Testing of Guardian Patch Prototypes

Gopher Protocol, Inc. 2 hours ago

SAN DIEGO, CA—(Marketwired - Jul 7, 2016) - Gopher Protocol Inc. (OTCQB: GOPH) ("Gopher" and the "Company"), a development-stage Company which specializes in the development of real-time, heuristic based mobile technologies, and its partner, Guardian Patch LLC, announced today that they have completed the design and construction of the Guardian Patch circuit prototype device. The Company has completed the construction of 10 prototype units and is now proceeding with an intensive testing program.

The Guardian Patch prototype PCB Board Click here for high-resolution version

The Guardian Patch prototypes are working with the Company's mobile app, which can be downloaded for free at the Apple Store and on Google Play under the name "Guardian Patch." As a courtesy to the public, the Company previously released the Guardian Patch app to provide users with live views of the Guardian Patch units during testing.

The Guardian Patch prototype unit contains the Company's GOPHERINSIGHT™ integrated circuit technology (see image below). The Guardian Patch prototype consists of mobile units and base units. The base unit is programmed to report on each mobile unit's real-time position to a web-based computer program which analyzes the information and sends it through the internet to the mobile app. The end results is an accurate location and progress presentation of the Guardian Patch mobile unit on a mobile map.

The prototype system is currently reporting about the mobile unit's location every few seconds in order to test a real-time positioning system. In this way, viewers may view live, real time movement of the tested mobile units on the app's map. The web-based program is also providing statistical information about the mobile units, including, but not limited to, travel distance, cities visited, travel time and more. This data will be used in the future to enhance customers' vital statistics for personal purposes. In addition, other electrical factors are measured and studied, such as electrical power consumption, transmission intervals, terrain and weather effects and more. In parallel, the Company is constantly enhancing and improving the system's software to handle large amount of mobile units and their coverage. Special attention is also given to human engineering of user friendly UI (User Interface) of the mobile application software and the web-based control program. Additionally, a robust database management system is being designed in order to manage large number of mobile units efficiently.

The Guardian Patch prototype, which the Company hopes will arrive in the consumer markets sometime in 2017, of which there is no guarantee, is a unique location technology that works with or without GPS. It is a stick-on tracking device that protects and tracks objects, from a phone to a laptop to a loved one or a pet, through a mobile app.

About Guardian Patch
The Guardian Patch (the "Patch"), potentially arriving in consumer markets in 2017, is a unique location technology that works with or without GPS. The Patch is a "stick-on" device that provides its users with the capability to protect and track objects, a loved-one or even a pet, through a mobile application. Download the Patch app, register your patch, and track anything that you own on your mobile device or on our designated website. Register the Patches of your family members and friends to receive alerts in the event of an emergency. Peel the Patch off and the Patch acts as a beacon, sending out a signal and notifying anyone who has registered the user's Patch.

About Gopher Protocol Inc.
Gopher Protocol Inc. (OTCQB: GOPH) ("Gopher" and the "Company") (http://gopherprotocol.com/) is a development-stage company developing a real-time, heuristic-based mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that will run on a server. The system contemplates the creation of a global network. Gopher believes this will be the first system that is developed using a human, heuristic-based analysis engine. Since the core of the system will be its advanced microchip technology that will be capable of being installed in any mobile device worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the microchip by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and other additional mobile features.

Corporate Site: http://gopherprotocol.com
Press page/ press kit - http://gopherprotocol.com/?page_id=228
Consumer and product website for Guardian Patch: http://www.guardianpatch.com/.

Forward-Looking Statements
Certain statements contained in this press release may constitute "forward-looking statements". Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

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Contact:

Danny Rittman
CTO
Gopher Protocol, Inc.
888-685-7336
Media: press@gopherprotocol.com